EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

First Quarter of 2013 Earnings

Midland Park, NJ – May 9, 2013 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2013 of $822,000 as compared to net income of $776,000 for the three months ended March 31, 2012. After dividends on preferred stock, the net income available to the common stockholders was $656,000, or $0.11 per diluted common share, for the current 2013 period compared to $701,000, or $0.12 per diluted common share, for the comparable period of 2012.

Net interest income was $5.9 million in the first quarter of 2013 compared to $6.1 million a year earlier. “In this prolonged, low interest rate environment, the Corporation continues to monitor and manage all expenses in order to alleviate some of the pressure on our asset yields,” said Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.

The Corporation recorded a $1.6 million provision for loan losses for the three months ended March 31, 2013 compared to a provision for loan losses of $1.8 million for the three months ended March 31, 2012. Van Ostenbridge commented, “The 2013 provision for loan

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losses, while lower than the prior year, remains elevated as a result of the continued challenging economic environment and its impact on our borrowers.”

Non-performing loans decreased to $17.5 million, or 3.97% of total loans at March 31, 2013, compared to $26.8 million, or 5.91% a year earlier and $18.2 million, or 4.14% at December 31, 2012. The ratio of allowance for loan losses to nonperforming loans increased to 65.67% at March 31, 2013, providing additional allowance coverage as compared to 48.83% at March 31, 2012 and 58.31% at December 31, 2012.

Addressing the Corporation’s problem assets, Van Ostenbridge stated, “Over the last year we have seen a significant decline in our level of nonperforming loans. While problem loans continue to migrate through the lengthy workout phase, including a very slow New Jersey foreclosure process, we are encouraged by the recent progress.”

The Corporation reported noninterest income of $1.5 million for the three months ended March 31, 2013 compared to $1.6 million for the equivalent prior year period. During the first quarter of 2013, noninterest income included $537,000 as a result of a death benefit insurance payment received. For the three months ended March 31, 2012 the Corporation realized a $433,000 gain from the sale of securities. Gain on sales of mortgage loans totaled $162,000 for the three months ended March 31, 2013, a decrease from $411,000 for the three months ended March 31, 2012, partially reflective of retaining a higher amount of mortgage loan originations for our portfolio.

Total noninterest expenses were $4.9 million for the three months ended March 31, 2013 – comparable to the prior year period.

Total assets at March 31, 2013 were $693.9 million, representing a slight increase from assets of $688.4 million at December 31, 2012. Additional liquidity was provided by increases in cash and cash equivalents. Gross loans receivable increased $1.1 million from December

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31, 2012, whereby new loans recorded were partially offset by payoffs and normal principal amortization.

Total deposits were $595.5 million at March 31, 2013, reflecting $5.3 million of deposit growth when compared to deposits of $590.3 million at December 31, 2012. The net growth in deposits during the first quarter of 2013 consisted of an $8.7 million increase in noninterest-bearing deposits and a $3.4 million decline in balances in interest-bearing accounts. At March 31, 2013 noninterest bearing deposits represented 22.3% of total deposits, up from 19.7% a year earlier.

Capital levels continue to significantly exceed the regulatory requirements for a “well capitalized” institution with a tier 1 leverage ratio of 9.27% and total risk based capital ratio of 15.08%.

Van Ostenbridge concluded, “While the substantial attention and resources devoted to addressing problem loans is showing results, we clearly recognize that there is more to accomplish. We are confident of our ability to implement appropriate loan work out strategies that improve asset quality and maximize loan repayments, supported by an appropriate level of loan loss reserves, coupled with a sound capital base.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $7.7 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which forward looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include,

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but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012

Selected Financial Condition Data:
Cash and cash equivalents	$26,144	$21,016	$24,181
Securities available for sale	175,493	174,700	175,102
Securities held to maturity	28,548	29,718	36,353
FHLB Stock	2,213	2,213	2,266
Loans receivable:
Loans receivable, gross	441,533	440,423	453,671
Allowance for loan losses	(11,512)	(10,641)	(13,097)
Other, net	62	50	62
Loans receivable, net	430,083	429,832	440,636

Loans held for sale	2,101	784	1,395
Other assets	29,344	30,125	32,112
Total assets	$693,926	$688,388	$712,045

Noninterest-bearing deposits	$132,960	$124,286	$118,597
Interest-bearing deposits	462,578	465,968	483,486
Total deposits	595,538	590,254	602,083
Other borrowings	25,000	25,000	28,000
Securities sold under agreements to repurchase	7,344	7,343	14,342
Subordinated debentures	7,217	7,217	7,217
Other liabilities	2,152	2,228	2,348
Stockholders' equity	56,675	56,346	58,055
Total liabilities and stockholders' equity	$693,926	$688,388	$712,045

Equity to assets	8.17%	8.19%	8.15%

Asset Quality Data:
Nonaccrual loans	$17,479	$18,011	$26,823
Loans past due 90 days or more and accruing	50	237	—
Total nonperforming loans	17,529	18,248	26,823
Other real estate owned	876	1,058	3,840
Total nonperforming assets	$18,405	$19,306	$30,663

Nonperforming loans to total loans	3.97%	4.14%	5.91%
Nonperforming assets to total assets	2.65%	2.80%	4.31%
Allowance for loan losses to nonperforming loans	65.67%	58.31%	48.83%
Allowance for loan losses to total gross loans	2.61%	2.42%	2.89%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,
	2013	2012
Selected Operating Data:
Interest income	$6,870	$7,516
Interest expense	1,004	1,465
Net interest and dividend income	5,866	6,051
Provision for loan losses	1,600	1,765
Net interest and dividend income
after provision for loan losses	4,266	4,286
Noninterest income:
Fees and service charges	456	515
Bank owned life insurance	76	80
Gain on calls and sales of securities	2	433
Gain on sales of mortgage loans	162	411
Gain on sales of other real estate owned	126	99
Gain on life insurance proceeds	537	—
Other	115	111
Total noninterest income	1,474	1,649
Noninterest expenses:
Salaries and employee benefits	2,696	2,386
Occupancy, net	517	487
Equipment	184	248
Data processing	328	334
FDIC insurance premium	150	148
Other	1,057	1,250
Total noninterest expenses	4,932	4,853
Income before income tax expense (benefit)	808	1,082
Income tax expense (benefit)	(14)	306
Net income	822	776
Dividends on preferred stock	166	75
Net income available to common stockholders	$656	$701

Weighted avg. no. of diluted common shares	5,930,981	5,892,366
Diluted earnings per common share	$0.11	$0.12

Return on average common equity	6.39%	6.47%

Return on average assets	0.49%	0.44%

Yield on average interest-earning assets	4.39%	4.59%
Cost of average interest-bearing liabilities	0.82%	1.11%
Net interest rate spread	3.57%	3.48%

Net interest margin	3.76%	3.71%

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